UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2014

Date of Report (Date of earliest event reported)

POLY SHIELD TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-33309	33-0953557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

428 Plaza Real, Suite 419 Boca Raton, FL		33432
(Address of principal executive offices)		(Zip Code)

1 (800) 648-4287

Registrant's telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 15, 2014, Poly Shield Technologies Inc. (the “Company”) entered into a binding letter agreement (the “Letter Agreement”) with KF Business Ventures LP (the “Lender”), whereby the Lender agreed to lend to the Company up to $2,000,000 (the “Loan”). The Loan is to be advanced in four equal installments of $500,000 each, the first installment of which was advanced on execution of the Letter Agreement.  The remaining $1,500,000 will be advanced in equal installments on the first day of each consecutive calendar month following the date of the Letter Agreement.  However, the Lender’s obligation to provide the remaining advances is conditional upon the Company entering into arrangements satisfactory to the Lender to restructure the terms under which the Company’s Chairman and Chief Technology Officer, Rasmus Norling, holds the 154,000,000 restricted and escrowed shares of the Company’s common stock issued to Mr. Norling pursuant to the terms of his employment agreement with the Company (the “Custodial Stock”), and the terms under which that Custodial Stock may  be released to Mr. Norling subject to conditions as outlined in the employment agreement. The Company has the right to prepay the amounts outstanding under the Loan at any time in increments of not less than $250,000.

The principal outstanding under the Letter Agreement will bear interest at a rate of 10% per annum, compounded monthly in arrears commencing on February 1, 2014 until December 1, 2014, after which the principal and interest thereon will be payable in 18 equal monthly installments commencing on January 1, 2015, and on the first day of each consecutive calendar month thereafter until June 1, 2016 (the “Maturity Date”).

As long as the Loan remains outstanding, the Company has covenanted not to incur any additional indebtedness other than trade payables incurred in the ordinary course of business; not to transfer, encumber or license any of its assets other than sales of inventory and non-exclusive licenses granted in the ordinary course of business; and not to engage in any change of control transactions, mergers or reorganizations; in each case without the prior written consent of the Lender.

If the Company fails to make any payment when due, or breaches any of its covenants, the amounts outstanding will, at the election of the Lender, become immediately due and payable.  If bankruptcy proceedings are initiated by, or against, the Company, the amounts outstanding will automatically become immediately due and payable.  If either of the above events occurs (each an “Event of Default”), the Company will also be required to pay to the Lender a fee equal to 5% of any amounts that are past-due under the Loan, and the interest rate payable shall increase to 15% per annum from the date of the Event of Default until such default is cured or waived by the Lender at its sole discretion.

As additional consideration for the Lender agreeing to loan the funds to the Company, the Company has agreed to issue to the Lender non-transferrable share purchase warrants for a total of 6,200,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share (collectively, the “Warrants”).  Warrants for 2,200,000 shares of the Company’s common stock will expire one year from the date of the Letter Agreement, and Warrants for 4,000,000 shares of the Company’s common stock will expire 4 years from the date of the Letter Agreement.  If an Event of Default occurs with respect to the Loan at any time that the Warrants are outstanding, and for so long as that Event of Default is continuing, the Lender shall have the right to exercise the Warrants at the lesser of $1.00 per share or 50% of the volume weighted average price of the Company’s common stock over the 5 trading days immediately prior to exercise.

It is contemplated that the terms of the Letter Agreement will be superseded and replaced by definitive formal agreements as soon as practicable hereafter.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement attached as Exhibit 10.1 hereto.

A copy of the Company’s news release regarding the Letter Agreement is attached as Exhibit 99.1 hereto.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

As more fully described in Item 1.01 of this report, on January 15, 2014, the Company became obligated on a direct financial obligation as a result of entering into the Letter Agreement with the Lender and the advance of funds provided by the Lender to the Company thereunder.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

As more fully described in Item 1.01 of this report, on January 15, 2014, the Company agreed to issue Warrants for an aggregate of 6,200,000 shares of the Company’s common stock to the Lender.  The sale of the Warrants to the Lender was completed pursuant to the exemptions from registration provided by Rule 506 of Regulation D of the Securities Act of 1933 on the basis of representations provided by the Lender that it is an “accredited investor” as defined in Rule 501 of Regulation D.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit	Description
10.1	Letter Agreement dated January 15, 2014 between Poly Shield Technologies Inc. and KF Business Ventures, LP.
99.1	News Release dated January 17, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POLY SHIELD TECHNOLOGIES INC.

Date: January 17, 2014	By: /s/ Brad Eckenweiler

Name: Brad Eckenweiler
Title: Chief Executive Officer

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